Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBAL POWER EQUIPMENT GROUP INC.

Global Power Equipment Group Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

1. At a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth this proposed Certificate of Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

2. Pursuant to Section 242 of the Delaware General Corporation Law and the resolution of the Board of Directors of the Corporation, this Certificate of Amendment hereby amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation by adding a new paragraph between the first and the second paragraphs of Article FOUR of the Corporation’s Second Amended and Restated Certificate of Incorporation reading in its entirety as follows:

“Effective as of the close of business, Eastern Time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each nine outstanding shares of the Corporation’s Common Stock, par value $0.01 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock, par value $0.01 per share. At the Effective Time, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue. No fractional shares shall be issued in connection with the combination. In lieu thereof, any person who holds a fraction of one (1) share of Common Stock after the combination shall be entitled to receive cash for such person’s fractional share based upon the closing sales price of the Corporation’s Common Stock, as reported on the Pink Sheets, on the last trading day prior to the Effective Time.”

3. Pursuant to the resolution of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of this Certificate of Amendment.

4. This Certificate of Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned, its authorized officer, on this 30th day of June, 2010.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Tracy D. Pagliara
Name:	Tracy D. Pagliara
Title:	General Counsel, Secretary and Vice President of Business Development